THIS NOTE MAY NOT BE ENCUMBERED, SOLD, TRANSFERRED OR ASSIGNED, AND THE SALE, TRANSFER, ASSIGNMENT, ENCUMBRANCE OR OTHER DISPOSITION OF THE COMMON SHARES OR OTHER SECURITIES ISSUABLE UPON CONVERSION HEREOF IS RESTRICTED.

Registered                                                               $50.000
No. R-1

              10% Convertible Subordinated Note Due March 31, 1999

     FOR VALUE RECEIVED, Tel-Instrument Electronics Corp. (herein called the "Company"), a corporation duly organized and existing under the laws of New Jersey, hereby promises to pay to Harold K. Fletcher, or successors, the principal sum of $50,000 on March 31, 1999, AND TO PAY interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance thereof at the rate of 10% per annum from the date hereof, payable semi-annually on the last day of September and March in each year, commencing with the September 30 next succeeding the date hereof, until the principal hereof shall have become due and payable, (whether at the stated maturity, by acceleration or otherwise) and at the rate of 12% per annum on any overdue installment of principal and (to the extent permitted by law) on any overdue installment of interest until paid.

     Payments of the principal of and premium, if any, on this Note will be made at the principal office of the Company in such coin or currency of the United States of America as at the time of payment thereof shall be legal tender for the payment of public and private debts. Payments of the interest on this Note will be made in such coin or currency either at said office or, at the option of the Company, by check mailed to the person in whose name this Note is registered at the address of such person appearing on the registry books of the Company

     This Note is subject to the following terms and conditions.

1. Subordination

     1.1 Agreement to Subordinate. The indebtedness evidenced by this Note, including the principal thereof and premium, if any, and interest thereon, shall be subordinate and subject in right of payment, to the extent and in the manner hereinafter set forth, to the prior payment in full of all Senior Indebtedness of the Company, whether now outstanding or hereafter incurred, and each holder of Notes, by his acceptance thereof, agrees to and shall be bound by the provisions of this Section 1.

     1.2(a) Priority of Senior Indebtedness. No payment or prepayment shall be made by the Company, directly or indirectly, on any Notes, whether in respect of principal (including redemption pursuant to the provisions of Section 6), premium, if any, or interest, and the holders of Notes shall not be entitled to receive any such payment or prepayment, nor shall any asset of the Company or any of its subsidiaries be applied to the purchase of any Notes, if, at the time of such proposed payment, prepayment or purchase or immediately after giving effect thereto, there shall have occurred and be continuing any event of default with respect to any Senior Indebtedness entitling the holders thereof to accelerate the maturity thereof or any default in any payment with respect to any Senior Indebtedness.

     (b) Acceleration of Senior Indebtedness; Dissolution, Liquidation, Etc. Upon any acceleration of the principal amount due on any Senior Indebtedness or upon any distribution of all or substantially all of the assets of the Company or upon any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to creditors in connection with any dissolution, winding-up, total or partial liquidation or reorganization of the Company, whether voluntary or involuntary and whether in bankruptcy, insolvency, receivership, arrangement or other proceeding, or upon an assignment for the benefit of creditors, or upon any other marshalling of the assets and liabilities of the Company, all principal, prepayment charge, if any, and interest due or to become due upon all Senior Indebtedness shall first be paid in full in cash before any holder of Notes shall be entitled to receive any payments or retain any assets so paid or distributed with respect to the Notes, whether for principal, premium, if any, interest or otherwise; and upon any such acceleration, distribution of assets, dissolution, winding-up, liquidation, reorganization, assignment for the benefit of creditors, marshalling of assets, or similar proceedings, all principal of, premium, if any, and interest on the Notes shall forthwith become due and payable, and any payment or distribution of assets of the Company of any kind or character, whether in cash, property or securities, to which the holder of Notes would, except for the provisions hereof, be entitled with respect to the Notes (whether hereunder or under any subordination or other agreement in favor of the holders of the Notes or otherwise), shall be paid and/or delivered by the Company, or by any receiver, trustee in bankruptcy, liquidating trustee, agent or other person making such payment or distribution, directly to the holders of Senior Indebtedness pro rata upon the basis of the respective amounts of Senior Indebtedness held by such holders, to the extent necessary to pay all Senior Indebtedness in full in cash (after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness) before any payment or distribution is made to the holders of the Notes, and the holders of the Notes at the time outstanding irrevocably authorize, empower and direct the Company and all such receivers, trustees, agents and other persons to effect all such payments and distributions.

     (c) Default on Notes. In the event that the Notes are declared due and payable because of the occurrence of an Event of Default described below (under circumstances when the provisions of the foregoing clause (b) shall not be applicable) the holders of the Notes shall be entitled to payment of principal, premium, if any, and interest with respect to the Notes only after there shall first have been paid in full, or such payment shall have been provided for, all principal of and premium, if any, and interest on the Senior Indebtedness outstanding at the time the Notes so become due and payable because of such Event of Default, and the Company hereby agrees, for the benefit of the holders of Senior Indebtedness, that if the Notes are so declared due and payable before their expressed maturity, (i) the Company will give prompt notice in writing thereof to such persons as may then be deemed to be the holders of Senior Indebtedness for the purpose of giving notice in accordance with the terms thereof and (ii) all Senior Indebtedness shall forthwith, for purposes of this Agreement, be deemed to have become immediately due and payable upon demand, regardless of the expressed maturity thereof.

     (d) Notice. The Company shall give prompt written notice of any dissolution, winding-up, liquidation or reorganization of the Company within the meaning of this Section 1.2, and the holder hereof shall be entitled to assume that no such event has occurred unless the Company has given such notice. Upon any payment or distribution of assets of the Company referred to in this Section
1.2 the holders of the Notes shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which such dissolution, winding-up, liquidation or reorganization proceedings are pending or upon a certificate of the trustee in bankruptcy, receiver, assignee for benefit of creditors or other liquidating agent making such payment or distribution, delivered to the holders of Notes, for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 1. In case of any payment or distribution of assets of the Company referred to in this Section 1.2 which is not made pursuant to such an order or decree of a court or a certificate of a trustee in bankruptcy, receiver, assignee for benefit of creditors or other liquidating agent, the holders of the Notes shall be entitled to rely upon a certificate of a firm of independent certified accountants for the purpose of ascertaining the persons entitled to participate in such distribution, the holders of the Senior Indebtedness and other indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 1.

     1.3 Subrogation of Holders of Notes to Rights of Holders of Senior Indebtedness. Subject to the payment in full of all Senior Indebtedness, the holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments or distributions of assets of the Company applicable to the Senior Indebtedness until the principal of and premium, if any, and interest on the Notes shall be paid in full, and for purposes of such subrogation, no such payments or distributions to the holders of Senior Indebtedness of cash, property or securities, which otherwise would be payable or distributable to the holders of the Notes and no payment over pursuant to the provisions of this Section 1 to the holders of Senior Indebtedness, and the holders of Notes, be deemed to be a payment by the Company to or on account of Senior Indebtedness, it being understood that the provisions of this Section 1 are and are intended solely for the purpose of defining the relative rights of the holders of the Notes on the one hand, and the holders of Senior Indebtedness, on the other hand.

     1.4 Obligation of Company Unimpaired. Nothing contained in this Section 1 or elsewhere in the Notes is intended to or shall (a) impair, as between the Company, its creditors other than the holders of Senior Indebtedness, and the holders of the Notes, the obligation of the Company, which is absolute and unconditional, to pay to the holders of the Notes, the principal of and premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with their terms, (b) affect the relative rights of the holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness, or (c) prevent the holder of any Note from exercising all remedies otherwise permitted by applicable law upon an Event of Default, subject to the rights, if any, under this Section 1 of the holders of Senior Indebtedness in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

     1.5 Obligation To Pay Holders of Notes Unaffected. Nothing contained in this Section 1, or elsewhere in any of the Notes, shall, except during the pendency of any insolvency, bankruptcy, dissolution, winding-up, liquidation, or reorganization proceedings with respect to the Company, affect the obligation of the Company to make, or prevent the Company from making, at any time (except under the circumstances described in Section 1.2) payment of principal of or premium, if any, or interest on the Notes.

     1.6 When Senior Indebtedness Paid In Full. The term "holder" of any indebtedness shall include any trustee for, or other authorized representative of, the holders of such indebtedness. For the purpose of this Section 1, Senior Indebtedness shall be deemed to be "paid in full in cash" when funds sufficient to make such payment in full have been irrevocably set aside in trust for such purpose on terms making such funds immediately available to the holders of Senior Indebtedness on demand; provided, that, if, in any proceeding for the reorganization of the Company under any bankruptcy or insolvency law, any readily marketable securities shall be received by the holders of Senior Indebtedness directly or indirectly by way of payment or distribution with respect to such Senior Indebtedness (including any such payment or distribution so received by reason of the subordination of the Notes to such Senior Indebtedness) such securities shall, for the purpose of Section 1.2 be deemed to constitute payment in cash of such Senior Indebtedness to the extent of the fair market value of such securities at the time so received by such holders of Senior Indebtedness.

     1.7 Senior Indebtedness. Senior Indebtedness shall mean all secured indebtedness incurred, assumed or guaranteed by the Company, outstanding on the date this Note is issued or which is hereafter outstanding and any defaults, renewals or extensions of any Senior Indebtedness or notes or other evidence of indebtedness issued in exchange for Senior Indebtedness.

     1.8 Other Debt. Other debt shall mean all indebtedness other than Senior Indebtedness, and the Notes shall be equal in priority to all other debt.

2. Conversion

     2.1 Subject to and upon compliance with the provisions hereof, at the option of the holder hereof, this Note or any portion of the principal amount hereof may, at any time on or before the close of business on March 31, 19 , or in case this Note or a portion hereof shall have been designated for redemption prior to such date, then in respect of this Note or the portion hereof so designated until and including, but (unless the Company shall default in payment due on the prepayment hereof) not after, the close of business on the day designated for such redemption, be converted at the principal amount hereof, or of such portion hereof, into newly issued, fully paid and nonassessable Common Shares of the Company, at the conversion price in effect at the time of the conversion. The price at which Common Shares shall be delivered upon conversion shall be initially $1.50 per share, until March 31, 1998, and thereafter, $2.50 per share, subject to adjustment pursuant to paragraph 2.2 hereof.

     2.2. Adjustments. The conversion price and the number of Common Shares issuable upon conversion shall be adjusted proportionately in the following events:

     (a) Adjustments for Consolidation, Merger, Sale of Assets, Reorganization, etc. In case the Company, after the date hereof, (i) effects a capital reorganization or reclassification of any or all of its capital stock or (ii) shall consolidate with or merge into any other person and shall not be the continuing or surviving corporation of such consolidation or merger, or (iii) shall permit any other person to consolidate with or merge into the Company and the Company shall be the continuing or surviving person but, in connection with such consolidation or merger, the Common Stock shall be changed into or exchanged for stock or the securities or property of any other person, or (iv) shall transfer all or substantially all of its properties and assets to any other person, then the Holder will have the right, but not the obligation, to convert this Note at any time permitted pursuant to Section 2.1 above. Upon such conversion, the Holder will have the right to receive the same kind and number of shares of capital stock and other securities as would have been distributed to the Holder upon such reorganization, reclassification, consolidation or merger, had he then held the shares issuable upon conversion of this Note.

     (b) Adjustments for Stock Dividends; Combinations. In the event that the Company, at anytime or from time to time hereafter, shall (i) declare or pay any dividend on its capital stock payable in Common Stock; (ii) effect a subdivision of its outstanding shares into a greater number of shares of Common Stock or any equity securities convertible into Common Stock (by reclassification or otherwise than by payment of a dividend in Common Stock); or (iii) combine or consolidate its outstanding shares of Common Stock, by reclassification or otherwise, into a lesser number of shares of Common Stock, then, upon the conversion hereof at any time after the occurrence of any event described above, Holder shall be entitled to receive that number of shares of stock to which such Holder would have been entitled, upon the occurrence of such event, if such Holder had converted this Note immediately prior to the occurrence of such event.

     (c) Adjustment for Issuance of Lower Priced Shares. If the Company either
(i) authorizes and issues any additional share(s) of Common Stock, or (ii) authorizes and sells any security convertible into share(s) of its Common Stock, where the net proceeds per share (the "Per Share Selling Price") to be received by the Company are less than the conversion price, as adjusted, in cash, then, under any such circumstances, the conversion price hereunder shall be adjusted and shall be the Per Share Selling Price.

      (d) Notice. In the event of any occurrence under this Section 2, which effects an adjustment of the conversion price, or the securities issuable upon conversion, the Company will promptly notify the holder hereof in accordance with Paragraph 8(d) hereof.

      (e) Conversion. This Note may be converted in accordance with its terms, into fully paid and non-assessable shares of Common Stock at the conversion price set forth in this Section 2, subject to such adjustments as may be required hereunder, upon surrender of this Note to the Company at its principal office, accompanied by instruments of transfer, in form satisfactory to the Company, duly executed by the holder. Interest shall not be paid on the surrendered Note, from the immediately preceeding interest payment date to the date of surrender and no adjustment will be made for accrued interest from such date or for dividends on the common stock issued upon conversion. No fractional shares will be issued upon conversion, but in lieu thereof the Company shall pay therefor in cash at the conversion price.

      3. Reservation of Stock.

      The Company will at all times reserve and keep available, solely for issuance and delivery upon the conversion of the Notes, the total number of shares of Common Stock issuable upon the conversion of the Notes. All shares of Common Stock issued upon the conversion of the Notes shall be duly authorized, validly issued, fully paid and non-assessable to the extent permitted by applicable law.

      4. No Impairment.

      The Company will not, by any means, avoid or seek to avoid the observance or performance of any of the terms of this Note. Without limiting the foregoing, the Company (i) will not permit the par value, if any, of any shares of stock receivable upon the conversion of its Note to exceed the amount payable therefor upon such conversion, and (ii) will take such action as may be necessary in order that the Company may validly and legally issue fully paid and non-assessable shares of Common Stock upon the conversion of its Note.

      5. No Shareholder Rights

      This Note shall not entitle the holder hereof to any voting rights or other rights as a stockholder of the Company and no cash dividend paid out of earnings or surplus shall be payable or accrue in respect of this Note or the shares which may be issuable hereunder, until and unless, and except to the extent that, the conversion rights represented by this Note shall be exercised.

      6. Redemption.

      The Notes may be redeemed, at the option of the Company, in whole or in part, from time to time, on any date prior to maturity, upon mailing a notice of such redemption, not less than 30 nor more than 60 days prior to the date fixed for redemption, to the holders of Notes to be redeemed, at their last address as set forth in the Company's records, at a redemption price equal to: (a) 120% of principal, plus accrued interest if redeemed two or more years prior to the maturity date; (b) 110% of principal, plus accrued interest, if redeemed more than one year, but less than two years prior to maturity; and (c) the principal, plus accrued interest, if less than one year from maturity. The redemption notice hereunder shall specify the manner in which the called Notes will be surrendered and payment made. No adjustment will be made for interest accrued since the immediately prior interest payment date, and no amount will be paid for such accrued interest.

      7. Remedies on Event of Default

      7.1 Events of Default. In case one or more of the following Events of Default shall have occurred and be continuing, that is to say:

          (a) default in the payment of any installment of interest upon any of the Notes as and when the same shall become due and payable, whether or not such payment is prohibited by the provisions of Section 2, and continuance of such default for a period of thirty days; or

          (b) default in the payment of the principal of (and premium, if any, on) any of the Notes as and when the same shall become due and payable either at maturity, upon redemption, by declaration or otherwise, whether or not such payment is prohibited by the provisions of Section 2, and continuance of such default for a period of thirty days; or

          (c) failure on the part of the Company duly to observe or perform any other of the covenants or agreements on the part of the Company in the Notes contained, for a period of ninety days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to the Company by registered mail; or

          (d) an event of default, as defined in any indenture or instrument evidencing or under which the Company has at the date of this Note or shall hereafter have outstanding any indebtedness for borrowed money, shall happen and be continuing and such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise become due and payable, and such acceleration shall not be rescinded or annulled within ten days after written notice thereof to the Company; provided, however, that if such event of default under such indenture or instrument shall be remedied or cured by the Company or be waived by the holder of such indebtedness, then the Event of Default hereunder by reason thereof shall be deemed likewise to have been thereupon remedied, cured or waived without further action; or

          (e) a decree or order by a court having jurisdiction in the premises shall have been entered adjudging the Company a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization or readjustment of the Company under the National Bankruptcy Act or any other similar applicable Federal or State law, and such decree or order shall have continued undischarged or unstayed for a period of sixty days; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver or trustee or assignee in bankruptcy or insolvency of the Company or of all or a major part of its property, or for the winding up or liquidation of its affairs, shall have been entered, and such decree or order shall have remained in force undischarged or unstayed for a period of sixty days; or

          (f) the Company shall institute proceedings to be adjudicated a voluntary bankrupt, or shall consent to the institution of a bankruptcy proceeding against it, or shall file a petition or answer or consent seeking reorganization or readjustment under the National Bankruptcy Act, or any other similar applicable Federal or State law, or shall consent to the filing of any such petition, or shall consent to the appointment of a receiver or trustee or assignee in bankruptcy or insolvency of it or all or a major part of its property, or shall make an assignment for the benefit of creditors, or shall admit in writing its inability to pay its debts generally as they become due;

     Then and in each and every such case, unless the principal of all of the Notes shall have already become due and payable, the holders of the Notes then outstanding hereunder, by notice in writing to the Company, may declare the principal of all the Notes to be due and payable immediately, and upon any such declaration the same shall become and shall be immediately due and payable, anything herein contained to the contrary not withstanding.

            7.2 Payment of Notes on Default; Suit Therefor. The Company covenants that in the case of an Event of Default, and acceleration of maturity pursuant to 7.1, or maturity in accordance with their terms, and upon demand, the Company will pay to the holders of the Notes, the whole amount that then shall have become due and payable for principal (and premium, if any) or interest, or both, as the case may be, with interest upon the overdue principal (and premium, if any) and (to the extent that payment of such interest is legally enforceable) upon the overdue installments of interest at the rate per annum expressed above, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable compensation for agents, attorneys and counsel.

            7.3 Remedies Cumulative and Continuing. All powers and remedies given by this Section 7, shall to the extent permitted by law, be deemed cumulative and not exclusive of any thereof or of any other powers and remedies available to the holders by judicial proceedings or otherwise to enforce the performance or observance of the covenants and agreements contained in this Note, and no delay or omission of any holder to exercise any right or power accruing upon any default occurring and continuing as aforesaid shall impair such right or power, or shall be construed to be a waiver of any such default or an acquiescence therein.

            8. Miscellaneous

                  (a) This note shall be governed by the domestic laws of the State of New Jersey.

                  (b) This Note is one of an issue of Notes aggregating $350,000, identical in all respects, except as to maturity date and principal amount, and all issued by the Company on March 31, 1997.

                  (c) No recourse for the payment of the principal of or any premium or interest on this Note, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in any Note, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

                  (d) All notices shall be sufficient if sent by registered or certified mail to the Company, at its principal office and to the holder, at his address set forth in the Company records.

            IN WITNESS WHEREOF, Tel-Instrument Electronics Corp. has caused this Note to be executed in its corporate name by the signature of its President, or Vice President or Treasurer.

Dated: March 31, 1997

                              Tel-Instrument Electronics Corp.

                              By /s/ Richard J. Wixson
                                 -----------------------------------------------
                                 Richard J. Wixson, Vice President Manufacturing
                                                    (Office)

WITNESS:

/s/ Dolores McGuire
----------------------
Dolores McGuire